Exhibit 99.1

Wyndham International

Employee Savings &

Retirement Plan

Financial Statements and

Supplemental Schedules

December 31, 2004 and 2003

Wyndham International

Employee Savings & Retirement Plan

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Administrative Committee of

Wyndham International Employee Savings and Retirement Plan

We have audited the accompanying statements of net assets available for plan benefits of the Wyndham International Employee Savings and Retirement Plan as of December 31, 2004, and the related statements of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Wyndham International Employee Savings and Retirement Plan as of December 31, 2003 were audited by other auditors whose report dated July 7, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes at year end and delinquent participant contributions are presented for the purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Whitley Penn

Fort Worth, Texas

June 17, 2005

[PRICEWATERHOUSECOOPERS LOGO]

PricewaterhouseCoopers LLP 2001 Ross Avenue, Suite 1800 Dallas TX 75201-2997 Telephone (214) 999-1400 Facsimile (214) 754-7991

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

Wyndham International Employee Savings & Retirement Plan:

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Wyndham International Employee Savings & Retirement Plan (the “Plan”) as of December 31, 2003, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 7, 2004

Wyndham International

Employee Savings & Retirement Plan

Statements of Net Assets Available for Benefits

December 31, 2004 and 2003

	2004	2003

Assets
Investments; at fair value
Mutual funds	$19,555,902	$16,713,768
Pooled Separate Accounts	38,875,802	33,610,216
Wyndham International, Inc. Common Stock	4,851,849	2,915,743
Wyndham International, Inc. Convertible Preferred Stock	2,113	1,099
Guaranteed contract, at contract value	32,636,073	31,924,121
Participant loans	3,473,295	3,110,638
Cash equivalents	663	10,540

Total investments	99,395,697	88,286,125

Employer contributions receivable	94,672	70,120
Participant contributions receivable	326,174	237,847

Total assets	99,816,543	88,594,092

Liabilities
Excess contributions payable to participants	694,058	731,052

Net assets available for benefits	$99,122,485	$87,863,040

The accompanying notes are an integral part of these financial statements.

Wyndham International

Employee Savings & Retirement Plan

Statements of Changes in Net Assets Available for Benefits

December 31, 2004 and 2003

	2004	2003
Additions to net assets attributed to:
Investment income:
Interest	$1,171,294	$1,244,140
Dividends	567,767	116,134
Net appreciation in fair value of investments	8,221,159	12,891,305

Total investment income	9,960,220	14,251,579

Contributions:
Employer	2,629,763	3,137,763
Participant	10,542,600	10,941,039
Rollover	387,370	285,909

	13,559,733	14,364,711

Total additions	23,519,953	28,616,290

Deductions from net assets attributed to:
Benefit payments	11,504,051	13,148,235
Administrative expenses	277,098	400,718
Participant loans terminated due to withdrawal of participants	479,359	973,577

Total deductions	12,260,508	14,522,530

Net increase	11,259,445	14,093,760

Net assets available for benefits:
Beginning of year	87,863,040	73,769,280

End of year	$99,122,485	$87,863,040

The accompanying notes are an integral part of these financial statements.

Wyndham International

Employee Savings and Retirement Plan

Notes to Financial Statements

December 31, 2004 and 2003

1.	Description of Plan

The following description of the Wyndham International Employee Savings & Retirement Plan (“the Plan”) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a voluntary defined contribution plan established effective March 1, 1991 and most recently amended December 19, 2002, retroactively effective January 1, 2002. Non-union employees of Wyndham International, Inc. and its affiliates (collectively, the “Company”) become eligible to participate upon completing one year of service and attaining the age of 21. Certain union employees are eligible to participate in the Plan as described by specific bargaining agreements with the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Contributions

Participants may contribute an amount equal to not less than one percent of eligible compensation, as defined in the Plan document, subject to certain IRS limitations. Participants may also make rollover contributions from other qualified plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers a guaranteed account, various pooled separate accounts, mutual funds and Company common stock as investment options for participants. Participant contributions are recorded in the period during which the Company makes payroll deductions from the participant’s earnings.

For each $1.00 of participant pre-tax contributions, up to 4% of eligible compensation, the Company will make a matching contribution in cash of $0.50. The Company may also make discretionary matching contributions and non-elective contributions in amounts to be determined by management. The Company did not make any discretionary matching contributions or non-elective contributions during 2004 or 2003. The Company contributions are invested directly in the above pooled separate account investments, guaranteed investment contract, Company stock, or mutual funds as directed by the participant. Company matching contributions are recorded each pay period. Discretionary matching and non-elective contributions, if any, are recorded when authorized and issued.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their own contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of service. A participant becomes 20 percent vested after one year of service, 40 percent after two years of service, 60 percent after three years of service, 80 percent after four years of service and 100 percent vested after five years of service. However, if an active participant dies prior to attaining the normal retirement age, the participant’s account becomes 100 percent vested.

Wyndham International

Employee Savings and Retirement Plan

Notes to Financial Statements

December 31, 2004 and 2003

Forfeitures result from non-vested Company contributions remaining in the Plan for terminated employees. The forfeiture reserve of $122,089 and $401,054 at December 31, 2004 and 2003, respectively, is included in the Guaranteed Long-Term Income Account and is available to offset Company contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement. In 2004 and 2003, Company cash contributions were offset by $389,194 and $4,991, respectively, from forfeited non-vested accounts. In 2004 and 2003, Plan expenses of $157,976 and $245,652, respectively, were paid from forfeited non-vested accounts.

Benefit Payments

On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of their account, a distribution in the form of Company stock, a direct rollover to an eligible retirement plan, or a combination of these. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

Participant Loans

Participants may borrow a minimum of $1,000, up to a maximum of $50,000 or 50 percent of the vested portion of their account balance, whichever is less. Loan terms are generally up to five years, except in the case of purchase of a primary residence, in which case the term is up to ten years. A loan is collateralized by the balance in the participant’s account and bears interest at a rate commensurate with market rates for similar loans, as defined (5.00% to 11.00% and 5.00% to 11.00% for the years ended December 31, 2004 and 2003, respectively.)

Administrative Expenses

The Plan is responsible for payment of the trustees’ expenses and fees, however the Company may pay the Plan expenses directly. Transaction charges (for loan and benefit payment transactions) are paid by the Plan by reducing the balances of those participants initiating the transactions.

Cash Equivalents

Contributions received prior to year-end and awaiting investment in the appropriate investment option at December 31, 2004 and 2003 are invested in the Guaranteed Short-Term Account, which is stated at fair value.

2.	Summary of Accounting Policies

Basis of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Risks and Uncertainties

Plan investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible

Wyndham International

Employee Savings and Retirement Plan

Notes to Financial Statements

December 31, 2004 and 2003

that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported.

Investment Valuation

Investments in the guaranteed account are generally benefit responsive (see Note 4) and are stated at contract value, which approximates fair value. Investments in pooled separate accounts are stated at fair value, as determined by the unit value reported by Prudential Retirement Insurance & Annuity Company (“Prudential Retirement”). Participant loans are stated at cost plus accrued interest, which approximates fair value. Mutual funds are stated at net asset value. Company common stock is valued at fair value as determined by quoted market prices. Company preferred stock is valued by management by estimating equivalent common shares, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date.

The Plan presents the net change in fair value of investments, which consists of unrealized gains or losses, unrealized appreciation (depreciation), and any income or capital gain distribution from such investments, in the accompanying statement of changes in net assets available for benefits.

3.	Investments

The following presents investments that represent over 5% of the Plan’s assets as of December 31, 2004 and 2003.

	2004	2003
Guaranteed Income	$32,636,073	$31,924,121
Fidelity Puritan Account	11,836,824	10,809,383
Large Cap Value/John A. Levin & Co. Fund	15,425,351	13,686,223
Franklin Mutual Qualified Fund	9,330,393	7,924,799
Franklin Small Cap Growth Fund	9,142,976	8,140,114

During the years ended December 31, 2004 and 2003, the Plan’s investments (including realized gains and losses on investments bought and sold and unrealized gains and losses on investments held during the year) appreciated (depreciated) in fair value as follows:

	2004	2003
Pooled Separate Accounts	$4,046,090	$6,991,500
Company Common Stock	2,231,515	1,897,567
Company Preferred Stock	1,025	(16,515)
Mutual Funds	1,942,529	4,018,753

Net appreciation in fair value of investments	$8,221,159	$12,891,305

Wyndham International

Employee Savings and Retirement Plan

Notes to Financial Statements

December 31, 2004 and 2003

4.	Investment Contracts with Insurance Company

The Plan has entered into a contract with Prudential Retirement which allows investment in the Guaranteed Long-Term Income Account (“Long-Term Account”). Amounts deposited under this contract plus earnings are direct obligations to the Plan of Prudential Retirement. For the Plan’s investment in the Long-Term Account, the Plan is credited with interest at the interest rate specified in the contract which was 3.15% and 3.30% for the years ended December 31, 2004 and 2003, respectively, net of asset charges. Prudential Retirement prospectively guarantees the interest rates credited for the Long-Term Account for six-month periods. As discussed in Note 2, the Long-Term Account is included in the financial statements at contract value which, principally because of the periodic interest rate reset process, approximates fair value. In certain instances when total distributions or transfers in the Long-Term Account within a calendar year exceed pre-determined thresholds (e.g. 10% of the balance of the Fund on the 1st day of the year), transactions in the Long-Term Account may face certain restrictions, in accordance with the contract terms. No restrictions were placed on transfers or distributions during 2004 or 2003, and no restrictions are anticipated for 2005.

5.	Related-Party Transactions

Plan assets include investments in funds managed by Prudential Retirement. Prudential Retirement is the Plan’s trustee and as such, transactions with the trustee qualify as party-in-interest transactions under ERISA. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. The Plan holds common and preferred shares of Wyndham International, Inc., the Plan sponsor, and these qualify as party-in-interest transactions. Participant loans also qualify as party-in-interest transactions.

The Plan invests in a unitized stock fund, Wyndham International, Inc. Common Stock (the “Fund”), which is comprised of a short-term investment fund component and shares of common stock of Wyndham International, Inc., the Plan sponsor. The unit values of the Fund are recorded and maintained by Prudential Financial Services, Inc. During the year ended December 31, 2004, the Plan purchased units of the Fund in the approximate amount of $866,000, sold units of the Fund in the approximate amount of $1,161,000 and had net appreciation on the Fund in the amount of $2,231,515. During the year ended December 31, 2003, the Plan purchased units of the Fund in the approximate amount on $773,000, sold units of the Fund in the approximate amount of $518,000, and had net appreciation on the Fund in the amount of $1,897,567. The total value of the Plan’s interest in the Fund was $4,851,849 and $2,915,743 at December 31, 2004 and 2003, respectively.

6.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested in their accounts.

Wyndham International

Employee Savings and Retirement Plan

Notes to Financial Statements

December 31, 2004 and 2003

7.	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated November 5, 2003, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. No subsequent amendments have been made to the Plan since receiving the letter. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

8.	Nonexempt Transactions

Management has determined that certain nonexempt transactions occurred during 2004 and 2003. These nonexempt transactions involved the submission of participant contributions to the Plan later than the 15th business day of the month following the month in which amounts were withheld from a participant’s compensation. Plan participants’ accounts were credited with the late amounts, plus retroactive earnings on the late amounts, under the Voluntary Fiduciary Correction Program. Management believes that the transactions should not affect the tax-qualified status of the Plan.

9.	Subsequent Event

On June 14, 2005, the Plan Sponsor was acquired by The Blackstone Group, a private equity firm. The impact of the change in ownership on the Plan could not be determined as of the date of this report.

Wyndham International	Supplemental Schedule I
Employee Savings & Retirement Plan Schedule H, Line 4a – Form 5500 – Schedule of Delinquent Participant Contributions December 31, 2004 EIN 94-2878485 Plan 001

Total that Constitute Nonexempt Prohibited Transactions

Participant Contributions Transferred Late to Plan	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
** $ 21,604	$ —	$21,604	$ —	$ —

*	Department of Labor Reg. 2510.3-102 requires that employee contributions be submitted as soon as they can reasonably be segregated from an employer’s general assets and as soon as practicable, but no later than 15 business days following the end of the month in which amounts were withheld from compensation. Failure to remit employee contributions into the Plan on a timely basis is considered a nonexempt transaction with a party-in-interest. Management believes that these transactions should not affect the tax-qualified status of the Plan as all such required payments were subsequently paid upon discovery. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

**	Amounts represent an accumulation of monthly payroll contributions, which were remitted late.

Wyndham International	Supplemental Schedule II
Employee Savings & Retirement Plan Schedule H, Line 41 – Form 5500 – Schedule of Assets (Held at Year End) December 31, 2004 EIN 94-2878485 Plan 001

Identity of issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par or maturity value	Current Value

* Prudential Retirement Insurance Company	Guaranteed Income Account	$32,636,073

* Prudential Retirement Insurance Company	Fidelity Puritan Fund	11,836,824

* Prudential Retirement Insurance Company	International Blend/The Boston Co	1,409,725

* Prudential Retirement Insurance Company	Aim Dynamics Fund	2,287,943

* Prudential Retirement Insurance Company	Large Cap Value/ John A. Levin & Co. Fund	15,425,351

* Prudential Retirement Insurance Company	Dryden S&P 500 Index Fund	4,117,883

* Prudential Retirement Insurance Company	Small Value/Perkins Wolf McDonnell	3,798,076

Franklin Templeton Mutual Funds	Franklin Mutual Qualified Fund	9,330,393

Franklin Templeton Mutual Funds	Franklin Small Cap Growth Fund	9,142,976

Marsico	Marsico Growth Fund	1,082,533

* Wyndham International, Inc.	Wyndham International, Inc. Common Stock	4,851,849

* Prudential Ret. Brokerage Svcs	Wyndham International, Inc. Convertible Preferred	2,113

* Plan Participants	Participant Loans (5.00% to 11.00%) Various terms	3,473,295

* Prudential Retirement Insurance Company	Cash Equivalents (Guaranteed Short-Term Account)	663

Total		$99,395,697

*	Indicates a party-in-interest to the Plan.